UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 23, 2013

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	000-23017	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Penn Center 1628 JFK Blvd., Suite 300 Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (215) 717-4100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On August 26, 2013, Echo Therapeutics, Inc. (the “Company”) announced that its Chief Executive Officer, President and Chairman of the Board, Dr. Patrick Mooney, is taking an immediate leave of absence.

    Concurrently with Dr. Mooney’s leave of absence, the Company appointed Robert F. Doman, a member of the Company’s Board of Directors, as Executive Chairman and Interim Chief Executive Officer.  Mr. Doman will hold this position while the Board of Directors engages an executive search firm to identify a new Chief Executive Officer.  Mr. Doman, age 63, was appointed to the Company’s Board in March 2013 and his current term of office expires in 2016.  Mr. Doman served as President and Chief Executive Officer of DUSA Pharmaceuticals, Inc. (NASDAQ: DUSA) from 2005 until the merger of the company with Sun Pharmaceutical Industries, Ltd. in December 2012.  From 2000 to 2004, Mr. Doman served as President of Leach Technology Group, the medical electronic device, design, product development and contract manufacturing services division of Leach Holding Corporation, which was sold to Esterline Technologies in 2004.  He served as President of Device Product Development of West Pharmaceutical Services from 1999 to 2000.  Prior to that, Mr. Doman held marketing and business development positions at the Convatec division of Bristol-Myers Squibb and Critikon, Inc., a Johnson & Johnson company.  He earned his Bachelor’s degree from Saint Joseph’s University.  Mr. Doman brings over 30 years of executive level, international and domestic management, business development, sales and marketing, product development and strategic planning experience with specific concentrations in medical devices and pharmaceuticals, making him a valuable addition to the Company’s Board as it moves beyond product development and into sales and marketing.

    On August 26, 2013, the Company entered into a Consulting Agreement with Mr. Doman pursuant to which Mr. Doman will serve as the Executive Chairman and Interim Chief Executive Officer of the Company (the “Agreement”).  The initial term of the Agreement begins on August 26, 2013 and continues for four months.   The Agreement can be renewed upon mutual written agreement of the parties.  Either party can terminate the Agreement for any reason upon ten days’ prior written notice to the other party. The Company will pay Mr. Doman $2,500 per day and reimburse him for all out-of-pocket expenses incurred in connection with the performance of services under the Agreement. He did not receive any equity grant pursuant to the Agreement and the Agreement states that he is not entitled to participate in or receive any benefits or rights under any Company employee benefit and welfare plans.

    Finally, William Grieco, Chairman of the Company’s Nominating and Corporate Governance Committee and a member of the Company’s Board of Directors since February 2011, was appointed Lead Independent Director of the Board on August 23, 2013.

    The description of the material terms of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement which is attached as Exhibit 10.1 and is incorporated herein by reference.  A copy of the press release issued by the Company is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

    The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed with or incorporated by reference in this report.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: August 29, 2013	By: /s/ Robert F. Doman
Robert F. Doman
Executive Chairman and Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement between the Company and Robert F. Doman dated August 26, 2013.

99.1	Press Release issued by the Company on August 26, 2013.